UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          DATE OF REPORT: MAY 22, 2003

                          WHY USA FINANCIAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEVADA                         0-30601                  87-0390603
(STATE OF INCORPORATION)        (COMMISSION FILE NO.)         (I.R.S. EMPLOYER
                                                             IDENTIFICATION NO.)

                        8301 CREEKSIDE CIRCLE, SUITE 101
                              BLOOMINGTON, MN 55437
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICER)
                                   (ZIP CODE)

                                 (952) 841-7050
                         (REGISTRANT'S TELEPHONE NUMBER)


Item 5.  Other Events

         Effective May 13, 2003, WHY USA Financial Group, Inc. ("WUFG") entered into a conditional business combination agreement with Home Services International Inc. ("HSVI"), a Nevada corporation. This agreement provides for a stock exchange which requires shareholders of WUFG to exchange all of their common stock of WUFG for preferred shares of HSVI on the basis of one HSVI preferred share for each 39 common shares of WUFG. Upon completion of this stock exchange, WUFG shareholders will own at least 51% of the combined capital stock of the merged companies. Closing of this business combination shall take place within 90 days of its effective date (unless extended by mutual written consent), after which WUFG will be a wholly-owned subsidiary of HSVI.

         HSVI preferred shares to be exchanged in this business combination will be restricted securities taken for investment by WUFG shareholders and thus not available for sale or transfer in a publicly traded market for at least one year. The principal terms of these

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         HSVI preferred shares are a face value of $7.00 per share, a cumulative annual dividend of 10%, the same voting rights per share as a HSVI common share, and convertibility into HSVI common stock after one year on a one-for-one basis.

         This business combination contains the following conditions which must be performed by HSVI before becoming binding on WUFG:

         o        Approval by the shareholders of WUFG;

         o HSVI must have received at least $50 million in funding from the pending private offering of its preferred shares or a binding commitment from reliable investment sources for such funding to the satisfaction of WUFG;

         o All outstanding liabilities of HSVI must be satisfied or assumed to the satisfaction of WUFG prior to closing this business combination; and

         o A majority of the board of directors of HSVI serving after the closing of this business combination shall be selected by WUFG.

         HSVI is a "reporting company" under the securities exchange act of 1934 which is publicly traded on the NASD OTC Bulletin Board. HSVI discontinued its previous operating business in 2002, and since then has been engaged in developing its current strategic plan of operation to attain a major role in the real estate industry including mortgage lending and construction financing.


SIGNATURES

Pursuant to the requirements of the securities exchange act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                   WHY USA Financial Group, Inc.


                                                   By /s/ Donald Riesterer
                                                      --------------------
                                                   Donald Riesterer
                                                   Chief Executive Officer

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